MILLER ENERGY RESOURCES ANNOUNCES UPDATED RESERVE REPORT

PROVED DEVELOPED RESERVES PV-10 INCREASED FROM $32.8 MILLION TO $297.8 MILLION; EXPECTED TO INCREASE TO OVER $350 MILLION FOLLOWING ACQUISITION OF NORTH FORK

ANCHORAGE, AK - (December 12, 2013). Miller Energy Resources, Inc. (the “Company” or “Miller”) (NYSE: MILL) announced a substantial increase in the value of its reserves located in the Cook Inlet area of Alaska based on a report issued by Ryder Scott Company (RSC), an independent petroleum reserves engineering consulting firm.

Compared to the value of the Cook Inlet area reserves at April 30, 2013, the December 1, 2013 reserve report shows, approximately, the following:

($ in millions) Reserve Category	Miller Energy 4/30/2013 (Previous Report)	Miller Energy 12/1/2013 (RSC Report)	North Fork Acquisition 12/1/2013 (RSC Report)	Miller Energy & North Fork Pro Forma 12/1/2013 (1) (RSC Report)
Proved Developed Producing PV-10	$32.8	$279.2	$42.0	$321.2
Proved Developed Producing MBOE	1,613	5,592	1,245	6,836

Proved Developed Non-Producing PV-10	$—	$18.7	$25.9	$44.6
Proved Developed Non-Producing MBOE	—	544	1,013	1,557

Total Proved Developed PV-10	$32.8	$297.8	$67.9	$365.8
Total Proved Developed MBOE	1,613	6,136	2,258	8,384

(1) Pro forma reserves combine Miller Energy reserves as of 12/1/2013 and North Fork reserves as of 12/1/2013, actual North Fork acquisition reserves are effective as of the closing date.

The majority of the increase to the existing asset base is attributable to the success of the Sword-1 well, with recoverable reserves of 898 Mbbls and a PV-10 value of $63.4 million, RU-2A, with recoverable reserves of 1.5 MMbbls and a PV-10 value of $78.0 million, RU-1A with recoverable reserves of 1.0 MMbbls and a PV-10 value of $52.0 million, and RU-5A, with recoverable reserves of 516 Mbbls and a PV-10 value of $25.1 million.

“We started our process with Ryder Scott in order to facilitate our financing objectives. Given lender focus on proved developed reserves, we expect this report will greatly enhance our ability to access cheaper capital,” said Scott M. Boruff, Miller’s CEO. “Moreover, the increase in proved developed reserves attributed by Ryder Scott validates our team’s ability to execute on our development and acquisition strategy. As we move forward with our planned drilling schedule, we believe this rate of growth will continue in the second half of our fiscal year. While certainly exciting, it is just an early indication of the considerable potential yet to be unlocked at Miller Energy.”

The reserve reports were based on SEC pricing. Pro forma reserves combine Miller Energy reserves as of December 1, 2013 and North Fork reserves as of December 1, 2013. Actual North Fork acquisition reserves are effective as of the closing date for the acquisition and will not include production from the North Fork Unit between December 1, 2013 and the actual closing date.

The reserves quoted in this release were estimated based on the definitions and disclosures guidelines contained in the Society of Petroleum Engineers, World Petroleum Council, American Association of Petroleum Geologists and Society of Petroleum Evaluation Engineers Petroleum Resources Management Systems.

About Miller Energy Resources

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller to experience additional operating losses; whether Miller can establish production on certain leases in a timely manner before expiration; the ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; the impact of natural disasters on our Cook Inlet Basin operations; the imprecise nature of our reserve estimates; risks related to drilling dry holes or wells without commercial quantities of hydrocarbons; fluctuating oil and gas prices and the impact on Miller's results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; and differences between the present value of cash flows from proved reserves and the market value of those reserves. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2013. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact the following:

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.com